                                    EXHIBIT A
GANTOS, INC.
                              3260 PATTERSON, S.E.
                          GRAND RAPIDS, MICHIGAN 49512
                                 March 18, 1997

Kenneth Green
3260 Patterson, S.E.
Grand Rapids, Michigan  49512

Dear Ken:

     As a valued member of our management team, we are pleased to offer you the following severance benefits: You will receive twelve (12) months separation pay as your exclusive severance benefits in the event that your employment is terminated without cause (and other than pursuant to your death or disability) between April 1, 1997 and March 31, 1999. As a condition of your receipt of severance pursuant to this agreement, after any termination you must (a) use your best efforts to seek and obtain new employment, (b) advise the Company, on a timely and regular basis, of the status of your efforts, of the terms of any employment (including self employment), and of any remuneration your receive from such employment. If at any time the Company, in good faith, determines that you are not so seeking such employment, your right to receive severance benefits will be immediately terminated. The severance benefits to which you would otherwise be entitled will be reduced by the remuneration that is paid or payable to you (whether as salary, bonus, commissions, consulting fees, compensation and dividends from any entity owned by you or a sole proprietorship established by you or otherwise) from rendering any services to any person, corporation or entity during the period that you are eligible to receive severance benefits under this agreement. Payment on account of death or disability or for termination without cause after March 31, 1999 will be in accordance with the Company's policies concerning these areas. You will be entitled to no severance benefits if you terminate your employment with the Company.

     Your employment will be at will and may be terminated by either of us, with or without cause, reason or notice. Upon such a termination, as your exclusive severance benefits, you will be entitled to your salary through the termination date and amounts, if any, payable to you or your estate as described in this letter, if such termination is on or before March 31, 1999, and under the Company's policies concerning these areas if such termination is after March 31, 1999, and in either case no other payment.

     Please date, sign and return the enclosed copy of this letter to indicate your acceptance of the terms of this letter.

                                        Very truly yours,

                                        GANTOS, INC.

                                        By:
                                        Arlene H. Stern, President

The terms of this agreement
are accepted and agreed to
as of March 18, 1997:


------------------------------
Kenneth Green